Exhibit 15

November 16, 2017

To the Board of Directors and Stockholders of Lifetime Brands, Inc.:

We are aware of the incorporation by reference in the Registration Statement (Form S-8) of Lifetime Brands, Inc. for the registration of 437,500 shares of its common stock of our reports dated May 9, 2017, August 8, 2017 and November 9, 2017 relating to the unaudited condensed consolidated interim financial statements of Lifetime Brands, Inc. that are included in its Forms 10-Q for the quarters ended March 31, 2017, June 30, 2017 and September 30, 2017.

/s/ ERNST & YOUNG LLP

Jericho, New York